UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2013

 BAXANO SURGICAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33744 (Commission File Number)	33-0909022 (IRS Employer Identification No.)

110 Horizon Drive, Suite 230

Raleigh, North Carolina 27615

(Address of principal executive offices)

(Zip Code)

(919) 800-0020

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Registrant’s telephone number, including area code: (919) 332-0020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Definitive Settlement Agreement Regarding OIG Matter and Related Corporate Integrity Agreement

As previously disclosed, in October 2011 Baxano Surgical, Inc. (formerly TranS1 Inc.) (the “Company”) received a subpoena issued by the Office of Inspector General of the Department of Health and Human Services (“OIG”), under the authority of the federal healthcare fraud and false claims laws. The subpoena sought documents for the period January 1, 2008 through October 6, 2011. The Company cooperated with the government’s request, and on December 24, 2012, reached a tentative agreement in principle with the U.S. Department of Justice (“DOJ”) related to this matter. At that time, the Company tentatively agreed with the staff of DOJ to settle its federal investigation of these matters for $6 million, subject to the completion and approval of written settlement agreements with DOJ and OIG. We also accrued $6 million in anticipation to this anticipated settlement in 2012.

On June 28, 2013, the Company entered into a definitive settlement agreement (the “Settlement Agreement”) with the United States of America, acting through DOJ and on behalf of OIG, the TRICARE Management Activity, the Office of Personnel Management, the United States Department of Veteran Affairs and relator Kevin J. Ryan. The Settlement Agreement finally resolves the investigations described above, as well as a related qui tam complaint filed by Mr. Ryan in the United States District Court for the District of Maryland captioned United States ex rel. Ryan v. TranS1, Inc. Under the terms of the Settlement Agreement, the Company will pay $6 million, plus accrued interest thereon at a rate of 2% per annum from February 11, 2013 through the date that final payment is made. Payment will be made in quarterly installments beginning in July 2013 and continuing through July 2015. The Settlement Agreement provides that if the Company defaults on its obligation to make timely payment of the installment obligations thereunder, all remaining installments would accelerate and accrue further interest at a rate of 12% per annum, and the government would have the right to institute proceedings against the Company with respect to the settled matters. The Settlement Agreement is neither an admission of liability or wrongdoing by the Company nor a concession by the United States or the civil qui tam relator that their claims are not well founded.

In connection with the Settlement Agreement, on June 28, 2013, the Company also entered into a five-year corporate integrity agreement with the OIG (the “CIA”).  The CIA acknowledges the existence of the Company’s current compliance program, and requires that the Company continue during the term of the CIA to maintain a compliance program designed to promote compliance with federal health care and Food and Drug Administration (“FDA”) requirements.  The Company is also required to maintain several elements of its existing program during the term of the CIA, including maintaining a compliance officer, a compliance committee, and a code of conduct.  The CIA requires that the Company conduct certain additional compliance-related activities during the term of the CIA, including various training and monitoring procedures, and maintaining a disciplinary process for compliance obligations.  Pursuant to the CIA, the Company is required to notify OIG in writing, among other things, of: (i) any ongoing government investigation or legal proceeding involving an allegation that the Company has committed a crime or has engaged in fraudulent activities; (ii) any other matter that a reasonable person would consider a probable violation of applicable criminal, civil, or administrative laws related to compliance with Federal healthcare programs or FDA requirements; and (iii) any change in location, sale, closing, purchase, or establishment of a new business unit or location related to items or services that may be reimbursed by Federal health care programs.  The Company is also subject to periodic reporting and certification requirements attesting that the provisions of the CIA are being implemented and followed, as well as certain document and record retention mandates.

Participation in Federal healthcare programs by the Company is not affected by the Settlement Agreement or CIA.  In the event of an uncured material breach of the CIA, the Company could be excluded from participation in Federal healthcare programs and/or subject to prosecution.

The foregoing descriptions of the Settlement Agreement and the CIA do not purport to be complete and are qualified in their entirety by the text of those agreements, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and which are incorporated herein by reference. A copy of the Company's press release announcing the entry into the Settlement Agreement and the CIA also is included as an exhibit to this filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Settlement Agreement, entered into on June 28, 2013, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, the TRICARE Management Activity, the Office of Personnel Management, the United States Department of Veteran Affairs, Baxano Surgical, Inc. and relator Kevin J. Ryan

10.2	Corporate Integrity Agreement, entered into on June 24, 2013, among the Office of Inspector General of the Department of Health and Human Services and Baxano Surgical, Inc.

99.1	Press Release dated July 3, 2013.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAXANO SURGICAL, INC.

Date: July 3, 2013	By:	/s/ Joseph P. Slattery
Joseph P. Slattery Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement, entered into on June 28, 2013, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, the TRICARE Management Activity, the Office of Personnel Management, the United States Department of Veteran Affairs, Baxano Surgical, Inc. and relator Kevin J. Ryan

10.2	Corporate Integrity Agreement, entered into on June 24, 2013, among the Office of Inspector General of the Department of Health and Human Services and Baxano Surgical, Inc.

99.1	Press Release dated July 3, 2013.